Exhibit 107
Calculation of Filing Fee Tables

Form S-8
(Form Type)

LendingClub Corporation
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, $0.01 par value per share	Other(4)	6,782,979(2)	$7.16(4)	$48,566,130	0.0001102	$5,351.99
Equity	Common Stock, $0.01 par value per share	Other(4)	1,181,856(3)	$6.09(4)	$7,197,504	0.0001102	$793.17
Total Offering Amounts					$55,763,634		$6,145.16
Total Fee Offsets							$—
Net Fee Due							$6,145.16
(1)    Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of LendingClub Corporation’s (the “Registrant”) common stock that become issuable in respect of the securities identified in the above table by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the Registrant’s receipt of consideration which results in an increase in the number of the outstanding shares of the Registrant’s common stock.
(2)    Represents an automatic increase to the number of shares available for issuance under the Registrant’s 2014 Equity Incentive Plan effective January 1, 2023.
(3)    Represents an automatic increase to the number of shares available for issuance under the Registrant’s 2014 Employee Stock Purchase Plan effective January 1, 2023.
(4)    Calculated solely for the purposes of this offering under Rules 457(c) and (h) of the Securities Act on the basis of the average of the high and low prices of the Registrant’s common stock as reported on the New York Stock Exchange on April 26, 2023. In the case of the 2014 Employee Stock Purchase Plan, this amount is multiplied by 85%. Pursuant to the 2014 Employee Stock Purchase Plan, the purchase price of the shares of the Registrant’s common stock to be issued thereunder will be 85% of the lower of the fair market value of the Registrant’s common stock on the first day of the offering period or on the last day of each purchase period.